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                               MERGER AGREEMENT

                  This Merger Agreement (this "Agreement") is made and entered into as of March 24, 1997, between Fairfield Manufacturing Company, Inc., a Delaware corporation ("Fairfield") and First Colony Farms, Inc., a Delaware corporation ("First Colony").

                             W I T N E S S E T H

                  WHEREAS, each of Fairfield and First Colony are direct, wholly-owned subsidiaries of Lancer Industries Inc., a Delaware corporation ("Lancer");

                  WHEREAS, for (i) purposes of eliminating certain corporate franchise tax and other expenses associated with maintaining First Colony's corporate existence and simplifying Lancer's corporate structure and (ii) other valid business purposes, First Colony and Fairfield wish to merge (the "Merger"), with Fairfield being the surviving corporation of the Merger;

                  WHEREAS, as of the date hereof, First Colony has net assets (the "Net Assets") consisting of approximately $9,816 in cash;

                  WHEREAS, based on the most recent valuation of the Fairfield common stock prepared by Chartered Capital Advisors, Inc.(the "Fairfield Stock Valuation"), the Fairfield common stock, par value $.01 per share (the "Fairfield Common Stock"), has a value of $8.31 per share; and

                  WHEREAS, the Merger is intended to be a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986.

                  NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, Fairfield and First Colony agree as follows:

                                  ARTICLE I

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                                  THE MERGER

                  1.1 The Merger. At the Effective time (as defined in Section
1.3 of this Agreement), and subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), First Colony shall be merged with and into Fairfield, the separate corporate existence of First Colony shall thereupon cease and Fairfield shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The name of the Surviving Corporation shall be "Fairfield Manufacturing Company, Inc.".

                  1.2 Effects of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects specified in Section 259 of the DGCL.

                  1.3 Effective Time. As soon as practicable following the date hereof, the parties to this Agreement shall effect the Merger by filing with the Delaware Secretary of State a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such filing being herein referred to as the "Effective Time").

                  1.4  Certificate of Incorporation; By-Laws.  The
Certificate of Incorporation and By-Laws of Fairfield as in effect immediately prior to the Effective Time shall, as of the Effective Time, be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                  1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof:

                  (a) (i) each share of Common Stock, par value $.01 per share, of First Colony (the "First Colony Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist at and after the Effective Time, and (ii) based on the Net Assets of First Colony and the Fairfield Stock Valuation, Lancer shall receive 1,181 shares of

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         the Fairfield Common Stock in exchange for its shares of First
         Colony Common Stock;

                  (b) each share of the Fairfield Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation; and

                  (c) each share of the 11-1/4% Cumulative Exchangeable Preferred Stock of Fairfield, par value $.01 per share and a liquidation value of $1,000 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one fully paid and nonassessable share of 11-1/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share and a liquidation value of $1,000 per share, of the Surviving Corporation.

                                  ARTICLE II

                                MISCELLANEOUS

                  2.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Fairfield and First Colony, by mutual written consent of Fairfield and First Colony.


                  2.2 Amendment. This Agreement may not be amended except by action of Fairfield and First Colony set forth in an instrument in writing signed on behalf of each of Fairfield and First Colony.

                  2.3. Other Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of rules thereof. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their

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respective successors ans assigns. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties to this Agreement in respect of the subject matter of this Agreement. There are no agreements, restrictions, promises, representations, warranties, covenants or understandings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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

                  IN WITNESS WHEREOF, the parties to this Agreement have set their hands on the date first set forth above.

                                            FAIRFIELD MANUFACTURING COMPANY,
                                              INC.

                                            By: /s/  RICHARD A. BUSH
                                               -----------------------------
                                               Name:  Richard A. Bush
                                               Title: Vice-President-Finance


                                            FIRST COLONY FARMS, INC.

                                            By: /s/  PETER A. JOSEPH
                                               -----------------------------
                                               Name:  Peter A. Joseph
                                               Title: Vice President



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